Exhibit 99.1

TESSCO Technologies Incorporated Receives
Stockholder Approval to Merge and Announces
Expected Merger Closing Date

HUNT VALLEY, Md.--(BUSINESS WIRE)-- (NASDAQ: TESS), TESSCO TECHNOLOGIES INCORPORATED (“Tessco” or the “Company") announced today that, at a Special Meeting of Stockholders held on July 13, 2023, Tessco stockholders approved the proposal to approve the merger transaction between Tessco and entities affiliated with Lee Equity Partners LLC and Twin Point Capital LLC, which also own Alliance Corporation (“Alliance”), a value-added distributor of equipment for the wireless industry, and GetWireless, LLC (“GetWireless”), a value-added distributor of cellular solutions that connect the Internet of Things (IoT).

The Company also announced that it expects the merger transaction to close on Monday, July 17, 2023, subject to customary closing conditions. Assuming that closing date, upon closing, the Company will become directly or indirectly wholly owned by entities affiliated with Lee Equity Partners LLC and Twin Point Capital LLC, Tessco’s common stock will cease trading on Nasdaq, and all outstanding shares of Tessco common stock, other than any held by stockholders that perfected their statutory rights of appraisal, will be converted into the right to receive the merger consideration of $9.00 per share.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations and beliefs of Tessco’s management and Alliance and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to risks and uncertainties. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement and the fact that certain terminations of the merger agreement could require the Company to pay a termination fee of $4.0 million; the failure to satisfy each of the conditions to the consummation of the merger; the disruption of management’s attention from ongoing business operations due to the merger; the effect of the announcement of the merger on Tessco’s relationships with its customers, as well as its operating results and business generally; the outcome of any legal proceedings related to the merger; retention of employees of Tessco following the announcement of the merger; and the fact that Tessco’s stock price may decline significantly if the merger is not completed.

The above discussion should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors and other factors described in our SEC filings including Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 26, 2023, filed with the SEC on May 26, 2023, as amended by Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on June 7, 2023, our Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”), filed with the SEC on June 8, 2023 and other securities filings with the SEC that are available at the SEC's website at www.sec.gov. New risks emerge from time to time. It is not possible for our management to predict all risks.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial customers in the wireless infrastructure ecosystem. The Company was founded more than 40 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies products to the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things, wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

About Alliance Corporation

Alliance Corporation distributes equipment for wireless network infrastructure, in-building signal enhancement solutions, cellular broadband systems, next generation 5G networks, fixed wireless and private enterprise networks, as well as cellular solutions that connect the Internet of Things. Alliance provides pre- and post-sale technical support, engineering, radio configuration and training services. Alliance serves telecommunication carriers, fixed wireless broadband service providers, OEMs, systems integrators, resellers, and contractors in education, enterprise, federal government, military, healthcare, industrial, municipal government, oil and gas, mining, public safety, security, utilities, and transportation industries. Visit www.alliancecorporation.ca.

Alliance merged with GetWireless, LLC, a value-added distributor of cellular solutions that connect the Internet of Things (IoT). Given its strategic portfolio of embedded modules, end-device modems, intelligent gateways, and cellular boosters, GetWireless supplies the most advantageous cellular solutions for a broad array of IoT applications. GetWireless enables mobile network operators, value-added resellers, integrators, and OEMs across a wide range of enterprise, industrial, government, and SMB applications. Visit www.getwirelessllc.com.

About Lee Equity Partners

Lee Equity Partners, LLC is a New York-based private equity firm that partners with successful management teams to build companies with strong growth potential. Lee Equity targets equity investments of $50 million to $150 million in middle-market control buyouts and growth capital financings in companies with enterprise values of $100 million to $500 million that are located primarily in North America. The firm invests within three distinct sectors, healthcare services, financial services, and business services, where the team has developed deep relationships over decades. For more information, visit www.LeeEquity.com.

About Twin Point Capital

Twin Point Capital is a New York-based principal investment firm, which partners with outstanding management teams to build market leading companies. Twin Point’s portfolio includes investments in the communications, technology and technology-enabled service industries.

Contacts

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

David Calusdian
Sharon Merrill Associates, Inc.
617-542-5300
TESS@investorrelations.com

Source: TESSCO Technologies Incorporated